EXHIBIT 99.1

United Bancorp, Inc.
Amended and Restated
Director Retainer Stock Plan
January 22, 2007
(As amended through April 26, 2011)

1 – PURPOSE

The purpose of this Director Retainer Stock Plan is to provide Eligible Directors with a means of deferring payment of retainers and board meeting fees payable to them in the future as a result of serving as a director of the Company and/or its subsidiary Banks, while at the same time expressing their commitment to the Company by subjecting such deferred retainers and fees to the stock market performance of the common stock of the Company.

2 -- DEFINITIONS

As used in the Plan, the following terms have the following respective meanings:

"Bank" means a subsidiary bank of the Company.

"Board" means the Board of Directors of the Company.

"Committee" has the meaning given in Section 3 hereof.

"Company" means United Bancorp, Inc., a Michigan corporation, and any successor thereof.

"Determination Date" means, for each Participating Director, the earliest date on which, due to death, Disability or Separation of Service, such Participating Director is neither an employee of the Company nor an employee of any Affiliated Entity.

"Disability" means, the employee is unable to perform any substantially gainful activity by reason of any medically determinable mental impairment that is expected to last for more than twelve (12) months or result in death.

"Eligible Director" means, for any relevant time, each individual who at that time is a Director of the Company and/or the Bank and is not also an employee of the Company or any subsidiary of the Company.

"Exchange" means national securities exchanges, including for this purpose the NASDAQ National Market" or the OTC Bulletin Board, if applicable.

"Key Employee" means, an employee has met the requirements of Code §§ 414(i)(1)(A)(i), 414(i)(1)(A)(ii) or 414(i)(1)(A)(iii), but disregarding Code § 416(i)(5) at any time during the twelve (12) month period ending on December 31st of each calendar year.

"Market Price" means, for any given date: (i) if the Shares are then listed for trading on one or more Exchanges, the closing price for a Share on the principal such Exchange on the date in question (or, if no Shares traded on such Exchange on such date, the next preceding date on which such trading occurred); (ii) if (i) is inapplicable but bid and asked prices for Shares are quoted through such Exchange, the average of the highest bid and lowest asked prices so quoted for a Share on the date in question (or, if no prices for Shares were quoted on that date, the next preceding date on which they were quoted); (iii) if (i) and (ii) are inapplicable but bid and asked prices for Shares are otherwise quoted by one or more broker-dealers known to the Company to be making a market in the Shares, the average of the highest bid and lowest asked prices so quoted on the date in question (or, if no prices were quoted on that date, the next preceding date on which they were quoted); and (iv) if all of the foregoing are inapplicable, the fair market value of a Share on the date in question as determined in good faith by the Committee.

"NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

"Participating Director" means an individual who, while an Eligible Director, has elected to participate in the Plan as contemplated by Section 5.1 hereof.

"Participation Election" has the meaning given in Section 5.1 hereof.

"Plan" means this Director Retainer Stock Plan.

"Related Employer" means, an employer and any corporation which is a member of a controlled group of corporations (as defined in Code § 414(b)), any trade or business (whether or not incorporated) which is under common control (as defined in Code § 414(c)) or an affiliated service group (as defined in Code §§ 414(m) and 414(o)) hereinafter referred to as the "Related Group." Only a member of the Related Group who has adopted this Agreement may contribute to it and only employees of an adopting member of the Related Group may become eligible to participate and receive benefits under the Agreement.

"Reserve Account" has the meaning given in Section 6.1 hereof.

"Retainer" means the entire amount payable to a Participating Director for serving as a director of the Company and/or the Bank during a given period, including amounts payable for attendance during such period at meetings of the Board or of the board of directors of the Bank, but excluding any amounts payable for serving on or as chair of any committee of either board and excluding any amounts payable for reimbursement of expenses.

"Rule 16b-3" means Securities and Exchange Commission Rule 16b-3 (or any successor rule or regulation), as in effect and applicable to the Company at a given time.

"Separation from Service" shall have the same meaning given to that term under Treas. Reg. § 1.409A-1(h) and shall be determined in the same manner.

"Specified Employee" means, an employee, as of the date of Separation from Service, is treated as a Key Employee and is employed by a Related Employer whose stock is publicly traded on an established securities market.

"Shares" means shares of the no par value common stock of the Company, or such other securities or other property as hereafter may become issuable to a Participating Director in lieu of shares of such stock pursuant to an adjustment made under Section 9 hereof.

3 -- ADMINISTRATION

The Plan shall be administered by a committee of the Board (the "Committee") consisting of the Chief Executive Officer of the Company (or, if the Chief Executive Officer is a not a member of the Board at a given time, consisting of all members of the Board who are not Eligible Directors). To the extent consistent with the terms of the Plan, the Committee shall have the power to interpret any Plan provision, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations that it deems necessary or advisable to administer the Plan. The Committee may appoint such agents to assist in administration of the Plan, other than Eligible Directors, as the Committee deems appropriate.

4 -- SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 9 hereof, no more than 400,000 Shares in the aggregate may be issued pursuant to the Plan. There shall at all times be reserved for issuance under the Plan from the authorized and unissued Shares a number of Shares equal to the maximum number that in future may be issued under the Plan.

5 -- ELECTION PROCEDURES

5.1  Initial Elections. After the Plan becomes effective, an Eligible Director may elect to defer payment of all or a portion of his or her future Retainer by executing and delivering to the Secretary of the Company (or such other officer of the Company as the Committee hereafter may designate) a written election to participate in the Plan (a "Participation Election"), identifying (as a multiple of 10%) the percentage of the director's Retainer elected to be deferred and otherwise in such form as the Committee shall have approved. If a Participation Election is executed and delivered by an Eligible Director no later than 30 days after the Plan becomes effective (or, for an individual who later becomes an Eligible Director, no later than 30 days after he or she became eligible), the director's election shall be given effect commencing as of the next calendar quarter after delivery of the Participation Election or, if later, the date specified in the Participation Election. If a Participation Election is executed and delivered by an Eligible Director after the 30 day period applicable to such director, the director's election shall be given effect commencing as of the next calendar year after delivery of the Participation Election or, if later, the date specified therein.

5.2  Changes in Elections. An Eligible Director who has become a Participating Director by complying with the procedures set forth above thereafter may increase or decrease the percentage of his or her Retainer to be deferred or may terminate future deferrals by executing and delivering to the Secretary or other designated officer another Participation Election reflecting such increase, decrease, or termination. However, the change reflected in such other Participation Election shall not be given effect until the next calendar year after it is delivered or, if later, the date specified therein.

6 -- RESERVE ACCOUNTS

6.1  Establishment of Accounts. For each Participating Director, the Company shall establish and maintain a bookkeeping account (a "Reserve Account") in which all units allocable to the Participating Director due to his or her participation in the Plan shall be credited.

6.2  Credits to Accounts for Deferred Retainers. Whenever a portion of his or her Retainer is earned by a Participating Director, the cash amount payable shall be reduced by the percentage of such amount which the Participating Director has elected to defer pursuant to his or her Participation Election then in effect, and there shall be credited to the Participating Director's Reserve Account a number (to four decimal places) of units that is equal to the amount by which the Participating Director's cash payment has been reduced, divided by the Market Price as of the cash payment date. For this purpose, portions of a Retainer attributable to meeting attendance shall be deemed earned as meetings are attended, and one quarter of the remainder of a Retainer for any calendar year shall be deemed earned as of the first business day of each calendar quarter.

6.3  Credits for Cash Dividends or Distributions. On the payment date for any cash dividend or other cash distribution declared upon the Shares, there shall be credited to each Participating Director's Reserve Account that number (to four decimal places) of units that is equal to the total of units which on the related record date were in the Participating Director's Reserve Account, multiplied by the per Share cash dividend or other distribution, and divided by the Market Price on such payment date.

6.4  Reports Concerning Accounts. In January of each year, the Company shall provide each Participating Director with a report of his or her Reserve Account balance as of the end of the preceding year.

7 -- PAYMENT OF ACCOUNT VALUES

7.1  General. Subject to the provisions of Sections 7.2 and 7.3, on or within 30 days after a Participating Director's Determination Date, the Company shall issue and deliver to the Participating Director that number of Shares which equals the number of whole units credited to his or her Reserve Account as of the Determination Date and shall pay to the Participating Director in cash an amount equal to the difference (if any) between the total number of whole and fractional units credited to the Reserve Account as of the Determination Date and the number of Shares being distributed, multiplied by the Market Price as of the Determination Date. If, on the date such Shares are issued and/or such payment is made, any cash dividend or other cash distribution has been declared upon the Shares with a record date earlier than the issuance date but after the Determination Date, then the Company also shall pay to the Participating

Director in cash an amount equal to the total number of units in his or her Reserve Account on the Determination Date multiplied by the per Share cash dividend or distribution.

7.2  Effect of Plan Limits on Shares. In any case in which the distribution of Shares to a Participating Director in accordance with Section 7.1 would be impermissible due to the Plan's limits on available Shares (after taking into account any then pending distribution to be made to any other Participating Director having an earlier Determination Date), the number of Shares to be issued to the affected Participating Director shall be reduced to the maximum number of Shares then permissible under such limits (or, if more than one Participating Director having the same Determination Date is affected, the highest whole number determined by multiplying the maximum number of Shares then available by a fraction the numerator of which is the Determination Date number of units in his or her Reserve Account and the denominator of which is the aggregate Determination Date number of units in the affected Participating Directors' Reserve Accounts), and the remaining value of his or her Reserve Account (or, if necessary, the entire value of such account) shall be determined in accordance with Section 7.1 and shall be payable in cash.

7.3  Distribution in Case of Death or Disability. If a Participating Director’s Determination Date occurs due to death, or if he or she dies prior to delivery of Shares and any cash required to be delivered pursuant to the Plan, the Shares deliverable shall be issued in the name of, and such Shares and any cash required to be delivered under the Plan shall be delivered to, the beneficiary or beneficiaries designated in the Participating Director’s then most recent Participation Election, or, if no beneficiary has been designated, the legally appointed personal representative of the Participating Director’s estate. If no such representative is appointed by the time delivery is due, then the Company shall hold the items to be delivered until appointment occurs or proper claim for such items otherwise is made of the Company by the person or persons entitled thereto. If the Company is notified that a Participating Director has been adjudicated mentally incompetent, using criteria that satisfied the requirements of Treasury Regulation § 1.409A-3(i)(4), as of the time Shares and any cash deliverable under the Plan are to be delivered to the Participating Director, or if it otherwise is demonstrated to the satisfaction of the Company, by a method permissible under Treasury Regulation § 1.409A-3(i)(4), that such mental incapacity then exists by a person authorized by a durable power of attorney or similar document to attend to the Participating Director’s financial affairs, the Shares shall be issued in the name of, and such Shares and any required cash shall be delivered to, the Participating Director’s legally appointed guardian or conservator or, if none has been appointed, the holder of such power of attorney or similar document.

8 -- MISCELLANEOUS MATTERS

8.1  Director Rights Concerning Reserve Accounts. Reserve Accounts are not intended to be and shall not be trust accounts or escrow accounts for the benefit of any Participating Director or other person, nor shall the establishment and maintenance of a Reserve Account in itself afford any Participating Director or other person any right or interest in any asset the Company may determine to earmark or in any Shares reserved for future payment of benefits under the Plan. Rather, future benefits payable under the Plan are intended to be unfunded for tax purposes, and the sole right of a Participating Director or beneficiary or other successor in interest thereof with respect to his or Reserve Account shall be the right as an unsecured general creditor of the Company to claim any Shares or cash to which the Participating Director becomes entitled after his or her Determination Date, pursuant to the terms and conditions of the Plan.

8.2  Inalienability of Reserve Accounts. A Participating Director's right and interest in his or her Reserve Account shall not be subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, garnishment for the benefit of creditors of the Participating Director, or other transfer whatsoever, other than by will or the laws of descent and distribution.

8.3  Rights as Holder of Shares. A Participating Director shall have no rights as a holder of Shares to be delivered pursuant to the Plan unless and until a certificate evidencing such Shares is issued by the Company.

8.4  Future Terms as a Director. Nothing in the Plan or any Participation Election shall obligate any Eligible Director or Participating Director to continue as a director of the Company or the Bank, or to accept any nomination for a future term as such a director, or require the Company to nominate or cause the nomination of any Eligible Director or Participating Director for a future term as a director of the Company or the Bank.

8.5  Withholding. The Company shall be entitled to withhold and deduct from any amounts due from the Company to a Participating Director, all legally required amounts necessary to satisfy any Federal, state or local withholding taxes arising directly or indirectly in connection with the Plan or any Participation Election, and the Company may require the Participating Director to remit promptly to the Company the amount of such taxes before taking any future actions with respect to the Participating Director's Reserve Account or Participation Election.

8.6  Applicable Law. The Plan and all actions taken under it shall be governed by the internal laws of the State of Michigan.

8.7  Specified Employee Limitation. Except as otherwise provided in this subsection a distribution made because of a Separation of Service by a Specified Employee shall not occur before the date which is six (6) months after the Separation of Service. For this purpose, if an employee is treated as a Specified Employee he shall be treated as a Specified Employee for the entire twelve (12) month period beginning on April 1st of each calendar year. This subsection shall not apply to payments that occur after the death of an employee.

9 -- ADJUSTMENTS

In the event of any non-cash dividend or other distribution, or any stock split, reverse stock split, recapitalization, reorganization, split-up, spin-off, merger, consolidation, share exchange, or other like change in the capital or corporate structure of the Company affecting the Shares, there shall be made such adjustment or adjustments (if any) in the number and type of Shares issuable under the Plan and in the numbers of units credited to the Reserve Accounts of Participating Directors as the Board determines to be appropriate in light of such event in order to continue to make available the benefits intended by the Plan, but no adjustment shall be required by reason of any sales of Shares or other Company securities by the Company at any price, whether below, or at or about, Market Price, and whether by or pursuant to warrant, option, right, conversion right or privilege, or otherwise.

10 -- DURATION OF THE PLAN

10.1  Effective Date. The Plan has been adopted by the Board subject to shareholder approval at the Company's 1996 annual meeting of shareholders and shall become effective when, and only when, such approval is obtained.

10.2 Termination and Amendment. The Board may at any time and from time to time amend, modify, suspend, or terminate the Plan, with or without the approval of shareholders of the Company, except that: (i) no amendment or modification of the Plan shall be effective without shareholder approval at any time at which such approval is required, either by applicable rules of any securities exchange (including the NASDAQ National Market) on which Company stock is then principally traded, or by Rule 16b-3; (ii) none of the foregoing actions by the Board shall adversely affect the rights of a Participating Director with respect to an effective Participation Election without such Participating Director's consent; and (iii) for so long as may be necessary in order for the Plan to satisfy Rule 16b-3 requirements for "formula plans," the eligibility provisions of the Plan and those provisions affecting the type, extent, and timing of awards under the Plan may not be amended on a frequent basis, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.